EXHIBIT A

FILING AGREEMENT DATED TO BE EFFECTIVE SEPTEMBER 30, 2013

REGARDING JOINT FILING OF SCHEDULE 13D/A-2, AND FORMS 3, 4 AND 5

The undersigned hereby agree that:

(i)

Each is eligible to use the Schedule 13D/A-2 attached hereto;

(ii)

The attached Schedule 13D/A-2 is filed on behalf of each of the undersigned; and

(iii)

Each of the undersigned agrees to the joint filing of the Schedule 13D/A-2 to which this Filing Agreement is an Exhibit and each further agrees to the joint filing of any Form 3, Form 4, and/or Form 5, with respect to their group's direct and indirect beneficial ownership of securities issued by North American Nickel, Inc.

(iv)

Each of the undersigned is responsible for the timely filing of such Schedule 13D/A-2, and for any Form 3, Form 4 and Form 5, and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the completeness and accuracy if the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

Sentient Global Resources Fund IV, LP

    By: Sentient GP IV, L. P.

              its General Partner

         By:  Sentient Executive GP IV, Limited,

              its General Partner

By: __/s/ Greg Link

Greg Link, Director

Date: October 28, 2013

Sentient GP IV, L.P. By: _/s/ Greg Link Greg Link, Director Date: October 28, 2013
Sentient Executive GP IV, Limited By: ___/s/ Greg Link Greg Link, Director Date: October 28, 2013